Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunEdison, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19159, 333-43474, 333-163318, 333-166623, 333-172396, 333-183550, and 333-189266) and on Form S-3 (Nos. 333-173147 and 333-191053) of SunEdison, Inc. of our report dated March 2, 2015, except as it relates to the Discontinued Operations disclosed in note 3 as to which the date is June 29, 2015, with respect to the consolidated balance sheets of SunEdison, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the accompanying Form 8-K.
/s/ KPMG LLP
St. Louis, Missouri
June 29, 2015